Sub-Item 77 J
                The Prudential Series Fund, Inc.
                            811-3623

Reclassification of Capital Accounts:
The Series Fund accounts for and
reports distributions to shareholders
in accordance with the American
Institute of Certified Public
Accountants' Statement of Position 93-
2: Determination, Disclosure, and
Financial Statement Presentation of
Income, Capital Gains, and Return of
Capital Distributions by Investment
Companies.  As a result of this
statement, the Series Fund changed the
classification of distributions to
shareholders to disclose the amounts of
undistributed net investment income and
accumulated net realized gain (loss) on
investments available for distributions
determined in accordance with income
tax regulations.  For the six months
ended June 30, 1997, the application of
this statement increased (decreased)
net unrealized appreciation on
investments (APP), paid-in capital in
excess of par (PC), undistributed net
investment income ("UNI") and
accumulated net realized gains (losses)
on investments ("GL") by the following
amounts:

                         APP
PC             UNI       G/L

High Yield Bond Portfolio .......
$ (227,243)    _         $337,328
$(110,085)
Equity Portfolio
 .......................       _
_             81,727         (82,787)
Global Portfolio
 .......................       _
(903,000)        869,655      33,345
Natural Resources Portfolio......
_         _             (1,916)
1,916


Net investment income, net realized
gains and net assets were not affected
by these reclassifications.